UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2016

(Date of earliest event reported)

ABIOMED, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-09585	04-2743260
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

22 Cherry Hill Drive

Danvers, MA 01923

(Address of Principal Executive Offices, including Zip Code)

(978) 646-1400

(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 8, 2016, our Board of Directors appointed Mr. Christopher Van Gorder and Ms. Jeannine Rivet as Class I and II Directors, respectively. Mr. Van Gorder will serve for a term expiring at our 2017 annual meeting of stockholders. Ms. Rivet will serve for a term expiring at our 2018 annual meeting of stockholders. Mr. Van Gorder has been appointed to the Governance and Nominating Committee and Ms. Rivet has been appointed to the Compensation Committee. To accommodate Mr. Van Gorder and Ms. Rivet’s appointment, the size of our Board of Directors was increased to nine directors.

Mr. Van Gorder and Ms. Rivet will each receive compensation as a non-employee director. Our Board of Directors granted each new director, an initial equity award grant in the form of restricted stock units covering 3,513 shares. The issuance of the number of restricted stock units was derived by dividing $250,000 by the closing price of ABIOMED, Inc.’s Common Stock, $0.01 par value, on February 8, 2016, the grant date, pursuant to the Corporation’s 2015 Omnibus Incentive Plan. These awards vest in annual increments at the rate of one-third (33 1⁄3%) on each of the first, second and third anniversaries of the grant date.

There are no arrangements or understandings between Mr. Van Gorder and any other person pursuant to which Mr. Van Gorder was elected as a director. There are no transactions involving Mr. Van Gorder requiring disclosure under Item 404(a) of Regulation S-K.

There are no arrangements or understandings between Ms. Rivet and any other person pursuant to which Ms. Rivet was elected as a director. There are no transactions involving Ms. Rivet requiring disclosure under Item 404(a) of Regulation S-K.

Item 8.01 Other Events

On February 8, 2016, ABIOMED, Inc. issued a press release announcing the appointment of each of Ms. Rivet and Mr. Van Gorder to the Board of Directors. A copy of the press release is attached as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit	Description

99.1	Press release dated February 8, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Abiomed, Inc.

By:	/s/ Michael J. Tomsicek
Michael J. Tomsicek
Vice President and Chief Financial Officer
(Principal Accounting and Financial Officer)

Date: February 11, 2016

Exhibit Index

Exhibit Number	Description

99.1	Press release dated February 8, 2016.